UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2023

Virgin Galactic Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38202	85-3608069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Flight Way Tustin, California	92782
(Address of principal executive offices)	(Zip Code)

(949) 774-7640

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SPCE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointments

On April 21, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, and pursuant to the By-Laws, as amended, of Virgin Galactic Holdings, Inc. (the “Company”), the Company’s Board of Directors (the “Board”) increased the size of the Board to 11 directors and elected Raymond E. Mabus, Jr. and Diana S. Strandberg as directors to fill the vacancies on the Board. With the election of Mr. Mabus and Ms. Strandberg, the Board now consists of 11 directors. At the Company’s 2023 annual meeting of shareholders (the “Annual Meeting”), Mr. Mabus and Ms. Strandberg will each stand for re-election for a full one-year term along with the other designated directors.

Also, as of April 21, 2023, Evan Lovell was appointed to serve as Chair of the Company’s Board (after serving as Interim Chair since February 2022), and Mr. Mabus was appointed to serve as the Company’s Lead Independent Director. Mr. Mabus was appointed to serve as chair of the Nominating and Corporate Governance Committee, and Ms. Strandberg was appointed to serve on each of the Audit Committee and Compensation Committees, with each such appointment effective as of May 22, 2023. Each director may in the future be appointed to other committees of the Board.

Mr. Mabus, 74, served as the 75th United States Secretary of the Navy from 2009 to 2017. Mr. Mabus was the United States Ambassador to the Kingdom of Saudi Arabia from 1994 to 1996, the 60th Governor of Mississippi from 1988 to 1992, and Auditor of the State of Mississippi from 1984 to 1988. Mr. Mabus is currently CEO of The Mabus Group, a consulting company which he founded in 2017, and Vice Chair of InStride, a public benefit company. Mr. Mabus has served on the board of Hilton Worldwide Holdings, Inc. since 2017. Mr. Mabus also serves on the board of World Central Kitchen and the Environmental Defense Fund. Mr. Mabus served as chairman of Kadem Sustainable Impact Corp. from 2017 to March 2023. Mr. Mabus served as a director of Dana Incorporated until April 2022. Mr. Mabus previously served as Chairman of Foamex International from 2003 to 2007 and as Chief Executive Officer from 2006 to 2007. Mr. Mabus holds a Bachelor of Arts degree in English & Political Science from the University of Mississippi, Oxford, a Master of Arts degree in Political Science from Johns Hopkins University, and a Juris Doctor degree from Harvard Law School.

Ms. Strandberg, 63, retired at year-end 2022 from Dodge & Cox, a privately owned investment manager serving individuals and institutions globally, where she held several positions since joining in 1988, including most recently serving as Senior Vice President & Director, International Equity and as an Executive Board Member, both from 2011 to 2022. Previously, Ms. Strandberg was an Equity Research Analyst at First Boston Corporation. Ms. Strandberg serves on the Advisory Board of the Smithsonian Institution, on the board of the UC Berkeley Endowment Management Company, and on the National Board of Summer Search, a youth mentoring organization. Ms. Strandberg holds a Bachelor of Arts degree in Economics from the University of California, Berkeley, and a Master of Business Administration degree from Harvard Business School.

In connection with their appointment to the Board, each of Mr. Mabus and Ms. Strandberg is eligible to receive compensation in accordance with the Company’s Non-Employee Director Compensation Program, as such program may be amended from time to time.

Each of Mr. Mabus and Ms. Strandberg has entered into the Company’s standard form of indemnification agreement for its directors and officers.

Directors Not Standing for Re-Election at the Annual Meeting

Additionally, on April 21, 2023, each of Adam Bain and George Mattson notified the Board that he plans to retire from the Board at the end of his current term and will not stand for re-election at the Annual Meeting. Mr. Bain will continue to serve as a member of the Board until the Annual Meeting, and as a member of the Compensation Committee and chair of the Nominating and Corporate Governance Committee until May 22, 2023. Mr. Mattson will continue to serve as a member of the Board until the Annual Meeting, and as a member of the Compensation Committee and Nominating and Corporate Governance Committee until May 22, 2023. Each of Mr. Bain’s and Mr. Mattson’s decision not to stand for re-election was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

The Company thanks Mr. Bain and Mr. Mattson for their years of service and valuable contributions to the Company.

On April 21, 2023, the Board determined that in connection with Mr. Bain and Mr. Mattson’s departures, effective as of the Annual Meeting, the size of the Board will be reduced from 11 to nine directors.

Item 8.01.	Other Events.

On April 25, 2023 the Company issued a press release announcing the director appointments. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 25, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virgin Galactic Holdings, Inc.

Date: April 25, 2023	By:	/s/ Sarah Kim
	Name:	Sarah Kim
	Title:	Executive Vice President, Chief Legal Officer and Secretary